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                                                                   EXHIBIT 10.46

                               RETENTION AGREEMENT

              THIS AGREEMENT, dated July 10, 1998 (the "Effective Date"), is made by and between PanAmSat Corporation, a Delaware corporation (the "Company") and Robert A. Bednarek (the "Executive").

              WHEREAS, the Company considers it essential to the best interests of its shareholders to take reasonable steps to retain key management personnel; and

              WHEREAS, the Executive is currently serving the Company as its Senior Vice President, Engineering and Operations and Chief Technology Officer; and

              WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of shareholders to enter into a retention agreement (the "Agreement") with the Executive to induce the Executive to remain in the employ of the Company and to compensate him for the performance of additional services following the execution of this Agreement.

              NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

              1. Term. The term of this Agreement shall be the period commencing on the Effective Date and ending on the third anniversary thereof (the "Term").

              2. Retention Award.

              (a) Subject to the terms of this Agreement, the Company agrees to provide the Executive with a retention award (the "Retention Award"). The Retention Award shall consist of two components: (i) a restricted stock unit grant and (ii) a cash payment.

              (b) Upon the execution of this Agreement, the Company shall grant the Executive restricted stock units (the "Restricted Stock Units") representing the agreement of the Company to transfer to the Executive nine thousand seven hundred (9,700) shares of Common Stock of the Company, subject to the terms and conditions specified in the Notice of Award attached hereto as Appendix A (the "Notice Of Award").

              (c) The remaining amount of the Retention Award shall be paid in substantially equal cash payments equal to the sum of Nine Hundred Thousand Dollars ($900,000) (the "Cash Payment"). Such amount shall vest ratably to the extent of 25% on the Effective Date, and thereafter to the extent of an additional 25% on the first anniversary, the second anniversary and the third anniversary of the Effective Date. Payment will be made as soon as administratively practical after the amounts become vested.

              3. Payments to the Executive Upon Termination of Employment. In the event that the Executive's employment with the Company is terminated prior to the expiration of the Term, the Company shall pay the Executive the following amounts and shall provide the Executive with the following benefits, as applicable:

              (a) In the event that the Executive's employment with the Company is terminated for Cause or terminated by the Executive without Good Reason, the Company shall, within thirty days of the date of such termination, make a lump sum payment to the Executive in an amount equal to the sum of: (i) his accrued but unpaid Base Salary; (ii) subject to the terms of the Annual Incentive Plan, any Annual Bonus earned but not yet paid for the year preceding such termination; provided, however, the Executive shall not be entitled to an Annual Bonus for the year in which such termination occurs; plus (iii) the value of his accrued and unused vacation days based upon his Base Salary then in effect. In addition, the Executive shall also receive the vested portion, if any, of the Retention Award, to the extent not yet received. Any non-vested portion of the Retention Award shall be forfeited.

              (b) In the event that the Executive's employment with the Company is subject to an Involuntary Termination, the Company shall, within thirty days of the date of such termination, make a lump sum payment to the Executive in an amount equal to the sum of: (i) the Base Salary that he would have earned during the remainder of the Term; (ii) subject to the terms of the Annual Incentive Plan, the Annual Bonus that he would have earned during the remainder of the Term had all bonus targets been met; plus
    (iii) the value of his accrued and unused vacation days based upon his Base Salary then in effect. In addition, in accordance with the Notice of Award, the remainder of the Retention Award shall be fully vested and (x) the unpaid portion of the Cash Payment shall promptly be paid to the Executive in a lump sum and (y) all restrictions relating to the Restricted Stock Units shall lapse and the Common Stock related thereto (including the Common Stock related to any deferred Restricted Stock Units) shall be promptly delivered to the Executive. The Company shall also continue to provide the Executive and his dependents with the health and accident, life insurance and medical benefits which they were receiving immediately prior to the Involuntary Termination (to the extent such benefits may subsequently be modified for other senior executives), until the sooner of the expiration of the Term or the date as of which the Executive obtains any other employment.
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              (c) In the event that the Executive's employment hereunder is terminated on account of the Executive's Disability or by reason of his death, the Company shall, within thirty days of the date of such termination, make a lump sum payment to the Executive or if applicable, his estate or personal representative, in an amount equal to the sum of: (i) his accrued but unpaid Base Salary; (ii) subject to the terms of the Annual Incentive Plan, the Annual Bonus he would have received had all targets for the year in which the termination occurs been satisfied, multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the award cycle to and including the date his employment terminates and the denominator of which shall be the total number of days in the award cycle; plus (iii) the value of his accrued and unused vacation days based upon his Base Salary then in effect. In addition, in accordance with the Notice of Award, the remainder of the Retention Award shall be fully vested and (x) the Cash Payment shall promptly be paid to the Executive in a lump sum and (y) all restrictions relating to the Restricted Stock Units shall lapse and the Common Stock related thereto shall be promptly delivered to the Executive.

              4. Gross-Up Payment. In the event that the Executive receives a notice from the Internal Revenue Service to the effect that the amounts payable under the Agreement would be subject (in whole or part) to the tax (the "Excise Tax") imposed under section 4999 of the Code, within thirty (30) days after the date the Chairman of the Board receives a copy of such notice the Company shall pay to the Executive such additional amounts (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the amounts paid to the Executive under this Agreement (the "Total Payments") and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date on which the Gross-Up Payment is calculated for purposes of this section, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

              5. Protection of the Company's Interests.

              (a) Non-Competition. For as long as the Executive is employed by the Company and, in the event his employment is terminated prior to the expiration of the Term in accordance with Section 3(b) of this Agreement and, in the case of a Disability, Section 3(c) of this Agreement, for the remainder of the Term (such period being referred to hereinafter as the "Restricted Period"), the Executive shall not, unless he receives the prior written consent of the Board, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that competes with the Company; provided, however, that this Section 5(a) shall not proscribe the Executive's ownership, either directly or indirectly, of less than five percent of any class of securities which are listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc.

              (b) No Interference. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person who is employed by or otherwise engaged to perform services for the Company or any person or entity who is, or was, within the six month period preceding the Executive's termination of employment, a customer of the Company, without the written consent of the Company. During the Restricted Period, the Executive may make a written request to the Company requesting information as to whether any person or entity is or was, within the six month period preceding the Executive's termination of employment, a customer of the Company. The Company shall not unreasonably deny such request.

              (c) Confidentiality. The Executive hereby covenants and agrees
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that he will not at any time, except in performance of his obligations to the
Company hereunder or with the prior written consent of the Board, directly or indirectly disclose to any person any secret or confidential information that the Executive may learn or has learned by reason of his association with the Company. The term "confidential information" means any information not previously disclosed to the public or to the trade by the Company's management with respect to the Company's products, facilities and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities.

              (d) Exclusive Property. The Executive hereby confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Upon the termination of the Executive's employment with the Company for any reason or upon the request of the Company at any time, he shall promptly deliver to the Company, and shall not without the consent of the Board retain copies of, any written materials not previously made available to the public, or records and documents made by him or coming into his possession concerning the business or affairs of the Company or any of its parents, affiliates or subsidiaries which contain confidential information. In addition, the Executive hereby represents and warrants to the Company that, promptly upon termination of his employment for any reason, he will return all computer hardware or software, office equipment, files, papers, records, memoranda, documents, correspondence, customer lists, financial data, credit cards, automobiles, keys and security access cards, and all items of any nature which are the property of the Company including any of which are in his personal possession or personal files.

              (e) Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 5 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5.

              6. Legal Fees and Expenses. The Company shall pay or reimburse the Executive on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses incurred by him as a result of any claim, action or proceeding (i) contesting, disputing or enforcing any right, benefits or obligations under this Agreement or (ii) arising out of or challenging the validity, advisability or enforceability of this Agreement or any provision thereof; provided, however, that this provision shall not apply if the relevant trier-of-fact determines that the Executive's claim or position was frivolous and without reasonable foundation.

              7. Successors; Binding Agreement.

              (a) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.

              (b) Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Executive (and his personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.

              8. Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

              "Annual Bonus" shall mean the 1998 annual bonus program for senior executives of the Company established pursuant to the Annual Incentive Plan, as may be modified by the Compensation Committee of the Board.

              "Annual Incentive Plan" shall mean the PanAmSat Corporation Annual Incentive Plan, as may be amended by the Board from time to time.

              "Base Salary" shall mean the Executive's 1998 base salary as may be increased (but not decreased) from time to time in the sole discretion of the Compensation Committee of the Board.
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              "Cause" shall mean a termination of the Executive's employment during the Term which is a result of (i) his conviction of, or plea of nolo contendere to, a felony, (ii) a determination by the Board that the Executive has violated any of the protective covenants set forth in Section 5 of this Agreement or (iii) willful and intentional misconduct, or willful or gross nonfeasance by the Executive (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by the Executive for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and which performance is not substantially corrected by the Executive within 20 days of receipt of such demand. For purposes of the previous sentence, no act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

              "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

              "Disability" shall mean the Executive's inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last a continuous period of not less than 6 months.

              "Good Reason" shall mean a resignation of the Executive's employment during the Term as a result of any of the following:

              (i) without the Executive's written consent, a significant reduction in his duties or the nature or status of his responsibilities (including his reporting responsibilities), from those in effect immediately prior to the Effective Date;

              (ii) without the Executive's written consent, any reduction by the Company in the Executive's Base Salary as in effect immediately prior to the Effective Date; a significant reduction in his aggregate incentive compensation opportunities as in effect immediately prior to the Effective Date (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company); a significant reduction by the Company in the aggregate value of the employee benefits being provided to the Executive immediately prior to the Effective Date under the Company's savings, life insurance, medical, health and accident, disability and fringe benefit plans and programs; or a reduction by the Company in the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Effective Date (unless such reduction is pursuant to a general change in benefits applicable to all senior executives of the Company);

              (iii) a transfer of the Executive's principal place of employment to a location more than 35 miles from his place of employment immediately prior to the Effective Date; and

              (iv) any material and willful breach by the Company of a written employment agreement with the Executive;

provided, however, that an event described above shall not constitute Good Reason unless the Executive provides the Company with written notice within 30 calendar days of the date he knew or should have known of the occurrence of such an event and such event is not corrected by the Company in a manner which is reasonably satisfactory to the Executive (including full retroactive correction with respect to any monetary matter) within 30 days of the Company's receipt of such written notice.

              "Involuntary Termination" shall mean (i) termination of the Executive's employment by the Company or its subsidiaries during the Term other than for Cause, Disability or death or (ii) the Executive's resignation of employment with the Company and its subsidiaries during the Term for Good Reason.

              9. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer of the Company at the principal office of the Company, or to the Executive at his last known address on file with the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

              10. Miscellaneous.

              (a) Amendments, Waivers, Etc. No provision of this Agreement, may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any
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prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

              (b) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

              (c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

              (d) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

              (e) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

              (f) No Assignment. The right of the Executive, his designated beneficiary, his dependents or any other person to receive payments or other benefits under this Agreement may not be pledged or encumbered and cannot be assigned or transferred except by will or by the laws of descent and distribution.

              (g) No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

              (h) Rules of Construction. The captions in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or paragraphs of this Agreement. All references in this Agreement to particular paragraphs are references to the paragraphs of this Agreement, unless some other reference is clearly indicated.

              (i) Entire Agreement. This Agreement supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

              (j) Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed in such State.

              (k) Submission to Jurisdiction. The Company and the Executive agree that they shall bring any action or proceeding with respect of any claim arising out of or in respect of this Agreement whether in tort, contract, at law or in equity, exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York (the "Chosen Courts") and the Company and the Executive further agree to (i) irrevocably submit to the exclusive jurisdiction of the Chosen Courts, (ii) waive any objection to laying of venue in any such action or proceeding in the Chosen Courts and (iii) waive any objection that the Chosen Courts are an inconvenient form or do not have jurisdiction over any party hereto.

                                     * * * *


              IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.


                                               PANAMSAT CORPORATION


                                               By: /s/ Frederick A. Landman
                                               Title: President and Chief
                                                      Executive Officer


                                               ROBERT A. BEDNAREK


                                               By: /s/ Robert A. Bednarek